Exhibit 10.1

Quarterly Incentive Plan
PURPOSE

The purpose of this Quarterly Incentive Plan (the “QIP” or “Plan”), effective January 1, 2012, is to motivate executives and other key employees of USEC Inc. (the “Company”) to make extraordinary efforts to achieve short-term target goals that are crucial to the Company.  The Plan provides the Company’s Board and the Chief Executive Officer (the “CEO”) with the flexibility to establish one or more specific performance targets based on critical financial and business performance measures (“Goals”) aimed at achieving the Company’s significant short-term objectives.  The Plan arises under and is subject to the terms of the USEC Inc. 2009 Equity Incentive Plan, as may be amended and/or restated from time to time (the “Equity Incentive Plan”).  If not otherwise defined herein, capitalized terms within this Plan shall have the same meaning as provided under the Equity Incentive Plan.

OVERVIEW

Awards are earned based on performance during a three-month performance period (“Quarterly Period”) in the form of cash paid after the end of the Quarterly Period, provided the Goals have been attained.

PLAN OPERATION

Eligibility for Participation - The QIP participants will be executives in selected key corporate management positions nominated by the CEO and approved by the Compensation Committee within the first 15 days of the start of each Quarterly Period.  A new employee that is eligible for participation will not be allowed to participate in the QIP for a particular Quarterly Period if that employee joins USEC more than 30 days after the beginning of the performance period (e.g., no later than June 30, 2012 for the performance period June 1, 2012 through September 30, 2012).

Performance Goals – At the beginning of each Quarterly Period, the Compensation Committee shall determine, after consultation with and based on the recommendation of the CEO,  one or more Goals for the Quarterly Period.  The Goals will reflect corporate needs to be accomplished in the Quarterly Period to ensure achievement of the Company’s short-term strategic objectives and to maximize enterprise value.  Each goal will be given a percentage weight, with the sum of goals for each Quarterly Period totaling 100% of the participant’s Target Award (as defined below).  The Goals may vary from one performance period to another, but they will not vary based on individual performance.

To the extent the Company wishes to satisfy the requirements of the “performance-based” exception to the deduction limit for compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) the individuals eligible to participate and the Goals with respect to a Quarterly Period will be established in writing by the Compensation Committee from the goals approved by shareholders under the Equity Incentive Plan after not more than 25% of the Quarterly Period has elapsed, and the Compensation Committee will certify the satisfaction of the performance measures prior to payment of any Target Award earned.

Notwithstanding the foregoing, for the first calendar quarter of 2012, participants may be designated and Goals may be established after the end of the quarter, but no later than after the expiration of 25% of the second calendar quarter of 2012.

Quarterly Performance Periods - Target Awards (as defined below) attributable to a Goal will be earned, if at all, based on satisfaction of the Goal within a Quarterly Period.  For each Goal that is satisfied, the participant will be credited with the percentage of the Target Award attributable to that Goal in the Quarterly Period in which the Goal is first established (“Grant Date Quarterly Period”).  If a Goal is not satisfied during the Grant Date Quarterly Period, the opportunity to earn the portion of the Target Award attributable to that Goal for that Quarterly Period will remain open for subsequent Quarterly Periods in the same calendar year.  For avoidance of doubt, the opportunity to satisfy a Goal for which the Grant Date Quarterly Period is the fourth quarter of a year will not remain open for any subsequent Quarterly Period.  The portion of the Target Award attributable to a Goal shall be paid, if at all, following the end of the Quarterly Period in which the Goal is achieved.  If a Goal has not been achieved by the last day of the calendar year, the portion of the Target Award attributable to that Goal will be forfeited.  Notwithstanding the foregoing, while it is contemplated that Goals will be such that they will be achieved or not achieved during a Quarterly Period, following the completion of the calendar year, for any Goals that have not been fully achieved by the last day of the calendar year but for which significant progress has been made, the Committee in its discretion may provide for positive adjustment to performance and award a partial Target Award payable with respect to any Goal (i.e., from 0% to 100% of the Target Award with respect to any Goal).  In addition, the Compensation Committee may exercise negative discretion to reduce the amount of any Target Award payable with respect to any Goal or any Quarterly Period. A new Quarterly Period will start every calendar quarter.

Target Awards – A participant’s award under the Plan for a Quarterly Period (the “Target Award”) is equal to a specified dollar amount.  The value of the Target Award for a participant in the Plan for each Quarterly Period is a percentage of base salary as in effect on the first day of the Quarterly Period.  The applicable target percentage of base salary varies by level within USEC as follows:

Level / Title	Value of the Quarterly Target Award (as a percentage of base salary)
President / CEO	25%
Senior Vice President	17.5%
Vice President	9% - 15%
Key Manager	7.5% - 9%

The applicable Target Award for any Vice President or other key manager shall be within the range listed above and will be determined by the Compensation Committee on the recommendation of the Chief Executive Officer when the participant is first approved to participate in the Plan.

If, due to special circumstances, an employee of USEC who is not at one of the levels set forth above and who is not subject to Section 16 of the Securities Exchange Act of 1934 becomes eligible to participate in the Plan, the applicable target percentage of base salary for such individual will be determined by the CEO, but will not exceed the maximum target percentage for the Vice President level listed in the table above.

Each Goal for a Quarterly Period will be ascribed a value and the sum of the values of a participant’s Goals for a Quarterly Period will equal the participant’s Target Award.

If an employee becomes eligible for participation in the QIP after the commencement of a Quarterly Period, the employee’s Target Award for his or her first Quarterly Period of participation will be pro-rated by multiplying the value of the quarterly Target Award (from the chart above) that would otherwise be applicable by a fraction (the “Pro-ration Fraction”), the numerator of which is the number of days the employee was a participant employed during the performance period and the denominator of which is the total number of days in the applicable performance period.

Payment of Awards –The portion of a Target Award attributable to a given Goal, if not earlier forfeited, will be paid as soon as practical following the end of the Quarterly Period in which the applicable Goal has been achieved.  Except as otherwise provided herein, the portion of a Target Award attributable to a given Goal will be forfeited if the participant has a termination of employment prior to the date it is actually paid.  Following the completion of each Quarterly Period, the CEO will review the achievement of the Goals during that Quarterly Period and will rate the performance and make a recommendation to the Compensation Committee as to whether Goals have been attained.  The Compensation Committee will determine which, if any, Goals have been attained.  The Compensation Committee may exercise negative discretion to reduce the amount of any Target Award payable with respect to any Goal or any Quarterly Period.

Form of Payment – Target Awards will be paid only following the Compensation Committee’s determination of which, if any, Goals have been achieved in the prior Quarterly Period.  Target Awards, when earned, will be paid in cash in a lump sum, subject to applicable withholding and subject to Section 19.1 of the Equity Incentive Plan, including any compensation recovery or “clawback” policy the Company may have in effect at the time the Target Award is paid.  Payment will be made as soon as possible after the Compensation Committee’s determination that the Target Award with respect to specified Goals has been earned for the Quarterly Period, but no later than March 15 of the following calendar year.

Effect of Termination of Service
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Death or Disability.  If a participant’s employment is terminated due to death or Disability prior to payment of a Target Award, the participant (or beneficiary, in the case of death) will be entitled to payment of a pro rated portion of the participant’s outstanding Target Award(s), within 60 days of such termination, without regard to actual performance (i.e., as though the Goals had been attained) as of the last day of the Quarterly Period in which termination occurs, as provided below:

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Grant Date Quarterly Period.  If termination occurs in the Grant Date Quarterly Period, for Goals first established for such Quarterly Period, the amount paid will be the participant’s Target Award for such Quarterly Period, multiplied by the Pro-ration Fraction.

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Other Quarterly Period.  If termination occurs in a year after the end of the Grant Date Quarterly Period, for any Goals not attained in the Grant Date Quarterly Period, the amount paid will be the portion of the participant’s Target Award(s) attributable to a Goal granted in the year multiplied, for each Goal by a fraction (the “Second Pro-ration Fraction”), the numerator of which is the number of days from the beginning of the Grant Date Quarterly Period to the date of termination of employment, and the denominator of which is the number of days from the beginning of the Grant Date Quarterly Period to the last day of the Quarterly Period in which termination occurs.

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Example.  Assume a participant with a quarterly Target Award of $12,000.  Assume in each Quarterly Period there are three Goals, weighted 30%, 30%, and 40%, respectively.  Assume the 40% Goal for the first Quarterly Period of the year is not achieved in the Grant Date Quarterly Period and carries forward to the second and third Quarterly Periods.  Assume all the Goals for the second Quarterly Period are attained in the second Quarterly Period.  Assume the participant terminates employment on the 30th day of the third Quarterly Period.  Assume, for convenience, that each Quarterly Period consists of 90 days.  The amount of the Target Awards payable would be as follows:

Amounts for outstanding Goals	Amount of Target Award payable on death or disability
First Quarterly Period: $4,800	($4,800*210/270) = $3,733
Second Quarterly Period: $12,000	(previously paid) $0
Third Quarterly Period: $12,000	($12,000*30/90) = $4,000

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Termination without Cause.  If a participant’s employment is terminated due to involuntary separation from service by the Company other than for Cause prior to the payment of a Target Award, then, except as provided below in connection with a Change in Control, the participant will be entitled to payment of a pro-rated portion of the participant’s outstanding Target Award(s) based on actual performance through the end of the Quarterly Period in which the termination of employment occurs based on the attainment of Goals for the Quarterly Period in which such termination occurs, and, if applicable, the attainment during such Quarterly Period of Goals established in preceding Quarterly Periods in the year of termination, as follows:

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Grant Date Quarterly Period.  If termination occurs in the Grant Date Quarterly Period, then to the extent the Goals for the Quarterly Period in which termination occurred have been attained, the amount paid will be the participant’s Target Award for such Quarterly Period multiplied by the Pro-ration Fraction.  To the extent the Goals for the Grant Date Quarterly Period have not been attained by the end of the Grant Date Quarterly Period, the Target Award for such period will be forfeited.

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Other Quarterly Period.  If the termination occurs after the Grant Date Quarterly Period with respect to certain Goals, then, to the extent such Goals are attained in the Quarterly Period in which the termination occurs, the amount paid will be the participant’s Target Award for the Quarterly Period in which such Goals were established, multiplied by the Second Pro-ration Fraction.  For any Goals that have not been attained by the end of the Quarterly Period in which such termination occurs, the Target Award attributable to such Goals will be forfeited.

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Other Termination of Employment.  If the participant incurs a termination of employment for any other reason (not set forth above), including a voluntary termination of employment or retirement after the end of a Quarterly Period but prior to a Target Award being paid for such Quarterly Period,  all unpaid Target Awards will be forfeited.

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Change in Control.  Notwithstanding anything herein to the contrary, if a participant’s employment is involuntarily terminated by the Company other than for Cause or is terminated by the participant for Good Reason (as defined below), in either case coincident with or following a Change in Control under circumstances entitling the participant to benefits or payments under such participant’s change in control agreement with the Company that would not otherwise be payable absent a Change in Control (or, in the case of a participant who is not a party to a change in control agreement with the Company, upon a termination of employment by the Company other than for Cause or by the participant for Good Reason coincident with or within one year following a Change in Control), the Compensation Committee will immediately vest and pay out all outstanding awards for the Quarterly Period in which the termination of employment occurs.  Such awards shall be calculated assuming achievement of all applicable Goals. For purposes of this QIP, “Good Reason” has the same meaning defined for that term in the participant’s change of control agreement with the Company, or if the participant does not have a change of control agreement with the Company, “Good Reason” shall mean, without the participant’s express written consent, any of the following, unless such act or failure to act is corrected prior to the date of termination specified in the notice of termination given in respect thereof: (1) the participant is removed from the participant’s position (with the Company or a material subsidiary) as in effect immediately prior to the Change in Control for any reason other than (A) by reason of death, Disability or Retirement or (B) for Cause; provided that such action results in a material diminution of participant’s authority, duties or responsibilities with the Company and its subsidiaries, taken as a whole; (2) the participant is assigned any duties inconsistent in a material respect with the participant’s position (including status, offices, titles and reporting relationships with the Company or any material subsidiary), authority, duties or responsibilities as in effect immediately prior to the Change in Control (or thereafter if increased) if such assignment results in a material diminution of such participant’s authority, duties or responsibilities with the Company and its subsidiaries, taken as a whole; (3) the Company materially breaches any agreement under which the participant provides services; (4) the participant’s annual base salary, annual bonus opportunity, or quarterly bonus opportunity (determined on an aggregate basis for the Company and its subsidiaries) as in effect immediately prior to the Change in Control (or thereafter if higher) is materially reduced (except for across-the-board reductions similarly affecting all USEC employees participating in the Equity Incentive Plan, or any successor plan, and all similarly situated employees of any person in control of the Company); provided such reduction is a material diminution of participant’s base compensation or a material breach of any agreement under which the participant provides services; (5) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this QIP; (6) any relocation of the participant’s principal place of business from its location as of the date immediately preceding a Change in Control, by more than fifty (50) miles; or (7) any purported termination of the participant’s employment that is not effected pursuant to at least 10 day’s advance written notice of termination indicating the specific reason for termination and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination, which termination for purposes of this QIP shall be ineffective.  Notwithstanding the foregoing, a termination shall not be treated as a termination for Good Reason unless the participant shall have delivered a written notice of termination stating that the participant intends to terminate employment for Good Reason within ninety (90) days, and such termination must occur within two years, of the participant’s having actual knowledge of the initial occurrence of one or more of such events, provided, in each such event, the Company fails to cure within thirty (30) days of receipt of such notice of termination. For purposes of this QIP, any good faith determination of “Good Reason” or good faith determination of the Company’s failure to cure within the thirty (30) day period made by the participant shall be conclusive.

Administrative Matters
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Amendment and Termination.  Notwithstanding anything herein to the contrary, the Compensation Committee may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time, subject to the terms of the Equity Incentive Plan, and the Compensation Committee may amend or adjust awards under the Plan as provided in Section 16 of the Equity Incentive Plan.

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409A Matters.  Awards payable under this plan are intended not to be deferred compensation within the meaning of Section 409A of the Code, and the QIP will be administered and interpreted to be consistent with that intention.  Awards that are earned will in no event be paid more than 2-1/2 months after the end of the calendar year in which they are earned.

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Awards under QIP Not Taken into Account for Other Benefits.  Amounts payable to any participant under the Plan shall not be taken into account in computing the amount of compensation of the person for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit-sharing, bonus, insurance or other employee benefit plan of the Company, except as such other plan shall otherwise expressly provide, or (b) any agreement between the Company and the person, except as such agreement shall otherwise expressly provide.